Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-31595, No. 333-47123, No. 333-113246, and No. 333-194854 on Form S-8 and No. 333-210659 and No. 333-215641 on Form S-3 of our reports dated October 20, 2017, relating to the consolidated financial statements of Winnebago Industries, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Winnebago Industries, Inc. for the year ended August 26, 2017.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
October 20, 2017